EXHIBIT 10.2(e)

SUPPLEMENT TO TERMINAL E LEASE AND

SPECIAL FACILITIES LEASE AGREEMENT

(WITH RESPECT TO CENTRAL FIS CONCESSION AREA)

WHEREAS, the undersigned parties have heretofore entered into that certain Terminal E Lease and Special Facilities Lease Agreement (the "Agreement") dated as of August 1, 2001; and

WHEREAS, Section 3.03(d) permits the Director and an authorized officer of the Lessee to enter into a supplement or addendum to the Agreement in order to further define or delineate, delete from or add to any description of the Ground Lease Properties and the Easements; and

WHEREAS, in order to carry out the intents and purposes of Section 7.03(b) of the Agreement, the parties have determined to enter into this supplement (this "Supplement") to the Agreement in order to add to the description of certain Ground Lease Properties, specifically the description of the Lessee Central Ticketing Facility as more fully provided below; Now, Therefore,

IT IS HEREBY AGREED that the Agreement is hereby supplemented pursuant to Section 3.03(d) as follows:

Section 1. Addition to Lessee Central Ticketing Facility. Effective upon (i) the date of substantial completion of construction of the shell and infrastructure of the premises described in Exhibit F to the Agreement (the "Central FIS Concession Area") by the City, such date to be mutually agreed upon between Lessee and the Director, and (ii) the satisfaction of the conditions set forth in Section 3 hereof, the Central FIS Concession Area shall be added to the Lessee Central Ticketing Facility, but solely for the limited purposes and subject to the conditions set forth below. It is acknowledged, however, that it is not intended that Lessee will expend any proceeds from the Bonds in the Central FIS Concession Area and that, accordingly, such area shall not be considered to be Special Facilities under the Agreement. It is further agreed that the Central FIS Concession Area shall be considered public (concessions) space for purposes of establishing rates and charges at the Airport.

Section 2. Limitations. The Central FIS Concession Area may be used by Lessee solely for, and the only authorized use of such area shall be for, the purpose of Lessee's exercising its rights and obligations contained in Section 7.03(b) of the Agreement, it being acknowledged that without the Director's prior written approval, Lessee shall not occupy any of such area or otherwise conduct operations therefrom, except that Lessee may sublease such area to any concessionaire or concessionaires in accordance with, and as contemplated by, Section 7.03(b) of the Agreement. It is agreed that the City shall look solely to the respective concessionaire for the performance of all obligations in respect of any portion of the Central FIS Concession Area subleased to any such concessionaire and during the period of time such area is subleased to such concessionaire. Without limiting the generality of the foregoing sentence, Lessee shall have no construction obligations in the Central FIS Concession Area, it being acknowledged that such obligations will be performed by City as contemplated by Section 1 hereof and, to the extent requested or approved by the Director, by concessionaires or third party developers and/or managers (other than Lessee) as contemplated pursuant to Section 7.03(b) of the Agreement. If after the commencement of the lease of the Central FIS Concession Area as herein provided, any portion of the Central FIS Concession Area is not occupied by a concessionaire, Continental's sole obligations in respect of such area shall be to use its reasonable efforts to procure new agreements as set forth in Section 3 hereof. The City acknowledges that, as contemplated by the Agreement, Continental intends to enter into an exclusive concession management contract (the "Management Contract") with a manager (the "Manager") conferring on Manager the right and duty to manage any concession sublease entered into covering any of the Central FIS Concession Area.

Section 3.  Conditions. It shall be a condition to the lease of the Central FIS Concession Area and Lessee's enjoyment of the rights herein granted and imposition of any obligations hereunder in respect of such area that Lessee shall cause the Manager to agree to pay all net revenues derived from concessions in the Central FIS Concession Area to the City as contemplated by and as provided in Section 7.03(b) of the Agreement and to agree that any concession sublease, together with the Management Contract as it pertains to the Central FIS Concession Area, shall be assignable by Lessee to the City upon the written request of the Director (and subject to agreement between the Director and the Manager as to the amount of fees and charges to be paid to the Manager in respect of such area) at the termination of Lessee's rights in and to the Central FIS Concession Area. Insofar as the City will receive the net revenue from such concession space, the City shall be named a third party beneficiary of any such agreement to the extent it relates to the payment of net concession revenues to the City. It is agreed that all rental amounts payable in respect of the Central FIS Concession Area shall be paid only from the net concession revenue derived from the Central FIS Concession Area as contemplated by and as provided in Section 7.03(b) of the Agreement, which net concession revenue shall be paid directly to the City pursuant to the agreements to be entered into as referenced in this Section 3. By "net" revenues derived from such concessions, it is acknowledged that it is intended that the City will be paid all sums paid by the concessionaire under the applicable sublease for the right to occupy such concession space, after deduction of all fees and charges associated with the management of the concession space that are contracted to be retained by the Manager pursuant to the Management Contract. Lessee agrees that the Management Contract shall not provide for the payment to Manager of fees and charges in respect of the Central FIS Concession Area that are unjustifiably in excess of the fees and charges payable to Manager in respect of similar concession facilities that are located in the South Concourse. It is further acknowledged that any such agreement (and to the extent appropriate, any sublease) will further contain the following provisions (or their substantial equivalent) and the City hereby agrees to the inclusion of such provisions:

(a) From time to time, if it is necessary for the City to require the relocation, expansion or reduction of certain Central FIS Concession Areas for Airport operational (e.g., non-concession service) considerations, then the City shall use commercially reasonable efforts to provide Lessee on the terms herein provided with concession facilities that are reasonably comparable in terms of size and proximity to the Lessee Central Ticketing Facility's users' pedestrian traffic-flow patterns, substantially comparable to those that are being vacated.

(b) The City may determine that it is necessary to relocate, expand, reduce, or discontinue all or a portion of the Central FIS Concession Area prior to the expiration or other termination of the Agreement if the City agrees to: (i) notify Lessee at least four (4) months in advance of the relocation, expansion, reduction or discontinuance of the concession facilities; (ii) in the event of the discontinuance, relocation and/or reduction, buy out the prorated, unamortized capital investment of Manager and the concession subtenant in and to such concession facility in accordance with the terms of the Management Contract.

(c) The City may require the reduction, relocation or discontinuance of any Concession Facilities within the Central FIS Concession Area, throughout the Term of this Agreement, if the City pays the reasonable and proper costs of putting the new substituted concession facilities in a condition ready for the fit-out by the concessionaire (e.g., in a shell condition) and for all reasonable and proper moving costs incurred in any relocation, such moving costs to include trade fixtures, furnishings, trade equipment and storefront signage.

In the event of any material default by the concession subtenant or the Manager under any agreement referred to in this Section 3 in respect of the Central FIS Concession Area, Continental will, upon becoming aware of the default, inform the City thereof and will thereafter work cooperatively with the City in taking any action in respect of such default, but it is agreed that Continental shall not be liable to the City for any default by any concessionaire under any sublease or by Manager under the Management Contract.

In the event of any termination of any such sublease agreement or the Management Contract, Lessee shall use reasonable efforts to cause new agreements (as contemplated by this Section 3) to be entered into for the sublease and management of the Central FIS Concession Area.

Section 4. Use of Defined Terms. Capitalized terms used in this Supplement shall have the same meanings assigned to them in the Agreement.

EXECUTED as of the _______ day of ____________, 2002.

CITY OF HOUSTON, TEXAS

By_______________________

Director of Aviation

CONTINENTAL AIRLINES, INC.

By_______________________

Title_________________